EXHIBIT 99.1

Chevron Corporation Policy, Government and Public Affairs Post Office Box 6078 San Ramon, CA 94583-0778 www.chevron.com
News Release
EXHIBIT 99.1
FOR IMMEDIATE RELEASE
CHEVRON ISSUES INTERIM UPDATE FOR SECOND QUARTER 2008
          SAN RAMON, Calif., July 10, 2008 – In its interim update for the second quarter 2008, Chevron Corporation (NYSE: CVX) reported that upstream earnings are expected to benefit from an increase in prices for crude oil and natural gas while downstream earnings are expected to be significantly lower than the first quarter. Additionally, “all other” charges are anticipated to be substantially higher compared with the first quarter.
          Basis for Comparison in Interim Update
          The interim update contains certain industry and company operating data for the second quarter 2008. The production volumes, realizations, margins and certain other items in the report are based on a portion of the quarter and are not necessarily indicative of Chevron’s quarterly results to be reported on August 1, 2008. The reader should not place undue reliance on this data.
          Unless noted otherwise, all commentary is based on two months of the second quarter 2008 vs. full first quarter 2008 results.
UPSTREAM - EXPLORATION AND PRODUCTION
          The table that follows includes information on production and price indicators for crude oil and natural gas for specific markets. Actual realizations may vary from indicative pricing due to quality and location differentials and the effect of pricing lags. International earnings are driven by actual liftings, which may differ from production due to the timing of cargoes and other factors.
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		2007			2008
						2Q thru	2Q thru
		2Q	3Q	4Q	1Q	May	Jun

U.S. Upstream
Net Production:
Liquids	MBD	468	458	451	437	439	n/a
Natural Gas	MMCFD	1,703	1,695	1,675	1,666	1,585	n/a
Total Oil-Equivalent	MBOED	752	741	730	715	702	n/a

Pricing:
Avg. WTI Spot Price	$/Bbl	64.96	75.25	90.58	97.84	118.83	123.78
Avg. Midway Sunset Posted Price	$/Bbl	55.18	65.43	79.13	85.50	106.72	111.25
Nat. Gas-Henry Hub “Bid Week” Avg.	$/MCF	7.56	6.16	6.97	8.02	10.45	10.94
Nat. Gas-CA Border “Bid Week” Avg.	$/MCF	6.85	5.68	6.34	7.61	9.51	9.82
Nat. Gas-Rocky Mountain “Bid Week” Avg.	$/MCF	3.72	2.83	3.33	6.87	8.26	8.41

Average Realizations:
Crude	$/Bbl	58.89	68.70	81.57	89.63	109.19	n/a
Liquids	$/Bbl	57.27	66.53	79.04	86.63	104.12	n/a
Natural Gas	$/MCF	6.56	5.43	6.08	7.55	9.42	n/a

International Upstream
Net Production:
Liquids	MBD	1,297	1,274	1,297	1,228	1,203	n/a
Natural Gas	MMCFD	3,314	3,288	3,408	3,768	3,668	n/a
Mined Bitumen	MBD	29	28	18	28	23	n/a
Total Oil Equivalent - incl. Mined Bitumen	MBOED	1,878	1,850	1,883	1,884	1,838	n/a

Pricing:
Avg. Brent Spot Price	$/Bbl	68.73	74.70	89.00	98.32	116.40	122.82

Average Realizations:
Liquids	$/Bbl	61.32	67.11	80.43	86.13	106.14	n/a
Natural Gas	$/MCF	3.64	3.78	4.32	4.83	5.46	n/a

          U.S. liquids production was essentially unchanged during the first two months of the second quarter, while international liquids production declined about 2 percent. The increase in crude oil prices during this period reduced the company’s production under cost-recovery and variable-royalty provisions of certain international production contracts. U.S. natural gas production decreased nearly 5 percent primarily due to operational downtime and natural field declines. International natural gas production decreased about 3 percent, reflecting the absence of the first quarter’s favorable unitization adjustment in Indonesia.
          U.S. crude oil realizations rose more than $19 per barrel to $109.19. International liquids realizations averaged $106.14 per barrel, up about $20 per barrel from the first quarter. U.S. natural gas realizations increased $1.87 to $9.42 per thousand cubic feet, while international natural gas realizations rose $0.63 to $5.46 per thousand cubic feet.
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DOWNSTREAM – REFINING, MARKETING AND TRANSPORTATION
          The table that follows includes industry benchmark indicators for refining and marketing margins. Actual margins realized by the company may differ significantly due to location and product mix effects, planned and unplanned shutdown activity and other company-specific and operational factors.

		2007			2008
						2Q thru	2Q thru
		2Q	3Q	4Q	1Q	May	Jun

Downstream
Market Indicators:	$/Bbl
Refining Margins
US West Coast – Blended 5-3-1-1		36.32	19.57	22.49	20.39	26.41	27.70
US Gulf Coast – Maya 5-3-1-1		34.61	25.16	23.42	26.35	36.62	35.89
Singapore – Dubai 3-1-1-1		8.87	5.84	7.33	6.64	9.29	8.73
N.W. Europe – Brent 3-1-1-1		2.08	0.06	1.27	0.41	3.13	2.57
Marketing Margins
U.S. West – Weighted DTW to Spot		4.99	3.79	3.96	2.83	(0.02)	1.18
U.S. East – Houston Mogas Rack to Spot		4.30	3.83	3.58	3.16	2.90	2.69
Asia-Pacific / Middle East / Africa		3.66	3.79	2.67	3.32	0.95	n/a
United Kingdom		5.45	6.19	3.84	3.88	4.13	n/a
Latin America		7.39	6.13	7.41	7.06	8.11	n/a

Actual Volumes:
U.S. Refinery Input	MBD	881	799	838	894	772	n/a
Int’l Refinery Input	MBD	942	1,043	1,030	967	955	n/a
U.S. Branded Mogas Sales	MBD	630	645	620	601	600	n/a

          Compared with the first quarter, refining indicator margins for the full second quarter improved. Marketing margins were mixed. Asia-Pacific/Middle East/Africa marketing margins declined between the first quarter and the first two months of the second quarter. U.S. marketing indicator margins were lower, particularly on the West Coast, comparing the first quarter to the full second quarter. Despite improved refining indicator margins, earnings for the downstream segment in the full second quarter are expected to decline well in excess of $500 million compared with the first quarter.
          The projected decline in downstream earnings between sequential quarters reflects the following factors:
•	Timing effects associated with the increase in crude prices. From the start to the end of the second quarter, WTI crude prices increased $39 per barrel. This rapid rise in crude prices led to lower second quarter earnings, primarily due to impacts on provisionally priced crudes and derivative positions under mark-to-market accounting.

•	The effects of planned and unplanned refinery downtime. The company did not fully benefit from higher U.S. Gulf Coast margins due to planned downtime at the Pascagoula, Mississippi refinery. The downtime was associated with scheduled maintenance of the refinery’s No. 1 crude unit for 51 days and the coker for 63 days during the second quarter. The crude unit resumed operations in mid-
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May and the coker in early July. In addition, the company’s refinery at Pembroke, United Kingdom experienced unplanned downtime in late April. The refinery resumed full operations in late May.

•	Higher operating expenses, including fuel and costs associated with the refinery shutdowns.
          U.S. refinery daily crude-input volumes decreased primarily due to scheduled maintenance of the Pascagoula Refinery’s No. 1 crude unit. Outside the U.S., refinery input volumes fell slightly due to the unplanned shutdown at the Pembroke refinery, partially offset by the completion of a planned shutdown at the company’s refinery in South Africa.
CHEMICALS

		2007			2008
						2Q thru	2Q thru
		2Q	3Q	4Q	1Q	May	Jun

Chemicals Source: CMAI	Cents/lb
Ethylene Industry Cash Margin		10.88	11.46	9.83	10.72	11.76	11.52
HDPE Industry Contract Sales Margin		14.20	14.43	13.63	14.87	15.05	15.68
Styrene Industry Contract Sales Margin		11.57	11.56	10.70	11.57	11.70	11.06

Note: Prices, economics, and views expressed by CMAI are strictly the opinion of CMAI and Purvin & Gertz and are based on information collected within the public sector and on assessments by CMAI and Purvin & Gertz staff utilizing reasonable care consistent with normal industry practice. CMAI and Purvin & Gertz make no guarantee or warranty and assume no liability as to their use.
          In the Chemicals segment, earnings for the full second quarter are expected to be roughly unchanged from the first quarter. The absence of the first quarter’s provision for environmental remediation is projected to be largely offset by increased plant maintenance activity.
ALL OTHER
          The company’s guidance for the quarterly net after-tax charges related to corporate and other activities is between $250 million and $300 million. Due to the potential for irregularly occurring accruals related to income taxes, pension settlements and other matters, actual results may significantly differ from the guidance range.
          For the full second quarter, net charges are expected to be significantly higher than the standard guidance range, primarily reflecting charges for environmental remediation, along with other corporate items.
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NOTICE
Chevron’s discussion of second quarter 2008 earnings with security analysts will take place on Friday, August 1, 2008, at 8:00 a.m. PDT. A webcast of the meeting will be available in a listen-only mode to individual investors, media, and other interested parties on Chevron’s Web site at www.chevron.com under the “Investors” section. Additional financial and operating information will be contained in the Investor Relations Earnings Supplement that will be available under “Events and Presentations” in the “Investors” section on the Web site.
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CAUTIONARY STATEMENT RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE
PURPOSE OF “SAFE HARBOR’’ PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM
ACT OF 1995
This Interim Update contains forward-looking statements relating to Chevron’s operations that are based on management’s current expectations, estimates, and projections about the petroleum, chemicals, and other energy-related industries. Words such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “projects,” “believes,” “seeks,” “schedules,” “estimates,” “budgets” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this Interim Update. Unless legally required, Chevron undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are crude oil and natural gas prices; refining margins and marketing margins; chemicals prices and margins; actions of competitors; timing of exploration expenses; the competitiveness of alternate energy sources or product substitutes; technological developments; the results of operations and financial condition of equity affiliates; the inability or failure of the company’s joint-venture partners to fund their share of operations and development activities; the potential failure to achieve expected net production from existing and future crude oil and natural gas development projects; potential delays in the development, construction or start-up of planned projects; the potential disruption or interruption of the company’s net production or manufacturing facilities or delivery/transportation networks due to war, accidents, political events, civil unrest, severe weather or crude-oil production quotas that might be imposed by OPEC (Organization of Petroleum Exporting Countries); the potential liability for remedial actions or assessments under existing or future environmental regulations and litigation; significant investment or product changes under existing or future environmental statutes, regulations and litigation; the potential liability resulting from pending or future litigation; the company’s acquisition or disposition of assets; gains and losses from asset dispositions or impairments; government-mandated sales, divestitures, recapitalizations, changes in fiscal terms or restrictions on scope of company operations; foreign currency movements compared with the U.S. dollar; the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; and the factors set forth under the heading “Risk Factors” on pages 32 and 33 of the company’s 2007 Annual Report on Form 10-K/A. In addition, such statements could be affected by general domestic and international economic and political conditions. Unpredictable or unknown factors not discussed in this report could also have material adverse effects on forward-looking statements.